EXHIBIT 10.6

333 Twin Dolphin Drive, Suite 300

Redwood City, CA 94065

December 30, 2009

Scot McLernon

Dear Scot:

I am pleased to offer you a position with YuMe, Inc. (the “Company”), as its Chief Revenue Officer. If you decide to join us, you will receive a yearly salary of $200,000, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. In addition , you will receive a bonus of $10,000 (subject to applicable withholding) payable on the first pay period following the end of the first quarter (March 31). As an employee, you are also eligible to receive certain employee benefits pursuant to the terms of Company benefit plans as they may exist from time to time, including participation in the Company sales compensation plan which will be presented to you within 15 days of date of hire. You should note that the Company may modify salary, other compensation and benefits from time to time as it deems necessary.

In addition, if you decide to join us, it will be recommended at the first meeting of the Company’s Board of Directors following your start date that the Company grant you an option to purchase 1,500,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. 25% of the Shares subject to the option shall vest 12 months after the date your vesting begins, no shares shall vest before such date, and no rights to any vesting shall be earned or accrued prior to such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts, subject to your continuing eligibility. This option grant shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements.

Should you be terminated without Cause or resign per an Involuntary Termination, you shall receive a lump-sum severance payment consisting of six months’ base salary (less applicable withholdings), subject to your execution of the Company’s standard form of separation agreement and release of claims.

If there is a Change of Control, and you are either terminated (other than for Cause) or you resign per an Involuntary Termination, then 50% of your then-unvested Option Grant will become vested.

“Change of Control” shall mean (i) a merger or consolidation or the sale, or exchange by the stockholders of the Company of all or substantially all of the capital stock of the Company, where the stockholders of the Company immediately before such transaction do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the surviving or acquiring corporation or other surviving or acquiring entity, in substantially the same proportion as before such transaction, or (ii) the sale or exchange of all or substantially all of the Company’s assets (other than a sale or transfer to a subsidiary of the Company as defined in section 424(f) of the Internal Revenue Code of 1986, as amended), where the stockholders of the Company immediately before such sale or exchange do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the corporation or other entity acquiring the Company’s assets, in substantially the same proportion as before such transaction, provided that the sales of stock for the purpose of raising additional funds shall in no event constitute a Change of Control

“Cause” shall mean: (i) your failure to substantially perform the duties or obligations of your position with the Company or under any agreement you may have with the Company, which failure, if curable within the discretion of the Board of Directors, is not cured to the reasonable satisfaction ofthe Board of Directors within thirty (30) days after receipt of written notice from the Company of such failure; (ii) your failure or refusal to comply with written policies, standards and regulations established by the Company from time to time, which failure or refusal, if curable in the discretion of the Board of Directors, is not cured to the satisfaction of the Board of Directors within thirty (30) days after receipt of written notice of such failure or refusal from the Company; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or any unlawful act committed by you that results in your gain or personal enrichment at the expense of the Company; (iv) your violation of a federal or state law or regulation applicable to the Company’s business; (v) your violation of, or a plea of nolo contendere or guilty to, a felony under the laws of the United States or any state; or (vi) your material breach of the tenns of any agreement you may have with the Company.

“Involuntary Termination” shall mean your employment with the Company or its successor corporation is terminated due to your resignation after any ofthe following occurring without your express written consent: (i) a material reduction in your responsibilities relative to your responsibilities as in effect immediately prior to the Change of Control; provided however, that a reduction in your responsibilities by virtue ofthe Company being acquired and made a part of a larger entity shall not by itself constitute ground for “Involuntary Termination” so long as you retain similar functional responsibility as in effect immediately prior to the Change of Control; (ii) a material reduction by the Company of your base salalY as in effect immediately prior to such reduction (unless such reduction applies generally to all senior management of the Company); (iii) a material reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced (unless such reduction applies generally to all senior management of the Company); (iv) a material change in the geographic location at which you must perform services for the Company; provided, however, that in no instance will a relocation to a location of fifty (50) miles or less from your then-current office location or from Redwood City, California be deemed material; or (v) any material breach by the Company of its obligations to you under the terms of this letter that are not remedied within fourteen days of written notice.

The Company is excited about your joining and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential infonnation to the Company, including that of your former employer, and that you will not in any way utilize any such infotmation in performing your duties for the Company.

As a Company employee, you will be expected to abide by Company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which are included in the Company Handbook.

As a condition of your employment, you will also be required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, which requires, among other provisions, the assignment of patent tights to any invention made during your employment at the Company, and non-disclosure of proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree to an arbitration in which (i) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (ii) we agree that all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be February 1, 2010. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews or relocation negotiations. whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company CEO and you. This offer of employment will terminate if it is not accepted, signed, and returned by January 18, 2010.

We look forward to your favorable reply and to working with you at YuMe, Inc.

Sincerely,

/s/ Michael Mathieu
Michael Mathieu
Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Scot McLernon

Printed Name:	Scot McLernon

Date:	1-8-10

Enclosures: